EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of World Acceptance Corporation for 300,855 shares of common stock for awards granted under the World Acceptance Corporation 2011 Stock Option Plan of our reports dated June 13, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of World Acceptance Corporation, appearing in the Annual Report on Form 10-K of World Acceptance Corporation for the year ended March 31, 2018.
/s/ RSM US LLP
Raleigh, North Carolina
October 31, 2018